INSURED                 {NAME}
FACE AMOUNT             {BASIC SUM INSURED}
AT ISSUE                {ADDITIONAL SUM INSURED}
ISSUE DATE              {ISSUE DATE}
PLAN OF INSURANCE       FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE
{AGE}-{GENDER}          AGE AND SEX
{POL NO}                POLICY NUMBER
{POLICY DATE}           POLICY DATE
{PREMIUM CLASS}         UNDERWRITING CLASS
{DEATH BENEFIT OPT}     DEATH BENEFIT OPTION

Read this policy carefully. This policy is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the beneficiary upon receipt at the Customer Service Office of due proof that the insured died while this policy was in force. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements and applications. This policy is issued and administered by GIAC at its Customer Service Office. GIAC's home office is 1209 Orange Street, Wilmington, Delaware 19801. GIAC receives all communications at its Customer Service Office.

[PHOTO OMITTED]                           [PHOTO OMITTED]
   Secretary                                 President

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE PAGES 7 AND 15 FOR A FULL DESCRIPTION OF DEATH PROCEEDS AND THE POLICY ACCOUNT VALUE.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE PAGES 5, 18 AND 19 FOR A FULL DESCRIPTION OF CASH SURRENDER VALUE AND LOAN VALUE.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Customer Service Office or to the agent from whom it was purchased by the later of: 1) 10 days after receiving it; or 2) 45 days from the date the completed application was signed. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail is effective on being postmarked, properly addressed, and postage prepaid. If the policy is canceled during this period, GIAC will refund any amounts paid. The policy will be void from the beginning.

Flexible Premium Adjustable Variable Life Insurance Policy

o     Flexible premiums payable during the insured's lifetime

o Adjustable death proceeds payable upon insured's death if policy is in force

o     Investment experience reflected in benefits

o     Non-participating--No dividends payable

                                 POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

While this policy is in force, the owner may increase or decrease the Face Amount in accordance with "Changing the Face Amount" on page 7. The Initial Face Amount is shown on page 3. GIAC will pay the death proceeds to the beneficiary if the insured dies while this policy is in force. GIAC will determine the actual death proceeds payable in accordance with "Death Proceeds" on page 6.

The premiums for this policy are flexible, which means that premium payments may be made at any time and for varying amounts, subject to the limits described on page 8. However, the Planned Premium is shown on page 3. The Planned Premium is the premium the owner designates in the application; this premium is not required, but may be paid as elected. The payment of Planned Premiums does not guarantee that this policy will stay in force.

This policy will stay in force as long as the Net Cash Surrender Value is at least equal to the Monthly Deductions when due, except that during the first 3 policy years this policy will remain in force if specific conditions are met (see "No Lapse Guarantee Period" and "No Lapse Guarantee Conditions" on page 9.)

The owner may allocate all or part of any Net Premium to any of the Variable Investment Options and to the Fixed-Rate Option, subject to any applicable restrictions described in this policy. The owner may change the allocation of future Net Premiums (see "Allocations and Transfers" on page 10.) Amounts allocated to the Fixed-Rate Option will accrue interest at a guaranteed minimum effective interest rate of 4% per year. GIAC may declare an interest rate greater than 4% at its discretion (see "The Fixed-Rate Option" on page 13).

The Policy Account Value is the sum of the values which are allocated to the Variable Investment Options, the Fixed-Rate Option, the Loan Account and the Loan Interest Account. The Policy Account Value may vary daily with the investment experience of Separate Account N, the amount of interest credited to the Fixed-Rate Option and the Loan Interest Account, and charges deducted (see "Policy Account Value" on page 13). The owner may transfer any portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the provisions set forth in "Allocations and Transfers".

This policy does not have a minimum guaranteed Cash Surrender Value (see "Partial Withdrawals and Surrender" on page 15). If this policy has a Cash Surrender Value, the owner may, subject to limitations:

      o     make partial withdrawals (see "Partial Withdrawals" on page 15);

      o     obtain a policy loan (see "Policy Loans" on page 16);

      o     surrender this policy for cash (see "Surrender" on page 16);

      o use this policy to provide life income (see "Payment Options" on page 19).

If the Net Cash Surrender Value is less than the current Monthly Deduction when due, GIAC allows a 61 day grace period for the required premium (see "Grace Period" on page 9). If the required premium is not paid by the end of the grace period, this policy will lapse without value.

Any endorsements, additional benefit riders and applications which are attached to this policy follow.
               An Index appears on the inside of the back cover.

                           Guide to Policy Provisions

1.   Definitions
2.   Death Proceeds
3.   Changing the Face Amount
4.   Owner and Beneficiary
5.   Premiums
6.   Allocations and Transfers
7.   The Separate Account
8.   The Fixed-Rate Option
9.   Policy Account Value
10.  Partial Withdrawals and Surrender
11.  Policy Loans
12.  Exchange of Policy
13.  Payment Options
14.  General Provisions


                                     Page 2                             {POL NO}

                                   POLICY DATA

INSURED               JOHN DOE
AGE AND SEX           35-MALE
POLICY NUMBER         SPECIMEN
POLICY DATE           JAN 06, 2000
FACE AMOUNT           BASIC SUM INSURED AT ISSUE   $100,000
                      ADDITIONAL SUM INSURED
                      AT ISSUE                      $25,000
                      INITIAL FACE AMOUNT          $125,000
ISSUE DATE            JAN 06, 2000
PLAN OF INSURANCE     FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE
OWNER                 JOHN DOE
BENEFICIARY           MARY DOE, WIFE
UNDERWRITING CLASS    PREFERRED PLUS
DEATH BENEFIT OPTION  [1]
GUIDELINE PREMIUM     SECTION 7702 TEST

                              BENEFITS AND PREMIUMS

                                                             POLICY YEARS
                                               AMOUNT             PAYABLE
BASIC POLICY

      PLANNED [ANNUAL] PREMIUM                $  1,000
      MINIMUM ANNUAL PREMIUM                  $    680        1 through 3

      GUIDELINE LEVEL PREMIUM                 $  1,710
      GUIDELINE SINGLE PREMIUM                $ 19,838

      MINIMUM FACE AMOUNT                     $100,000

      EXCHANGE OF POLICY OPTION
      EXPIRY DATE:   01/06/2035


(CONTINUED ON PAGE 3.1)              Page 3                             {POL NO}

                                                                  POLICY YEARS
                                                AMOUNT               PAYABLE
                                                ------               -------

GUARANTEED COVERAGE RIDER

      ANNUAL GUARANTEED COVERAGE PREMIUM        $1,219            1 through 40
      START DATE:       01/06/2000
      EXPIRY DATE:      01/06/2040

ACCIDENTAL DEATH BENEFIT RIDER

      FACE AMOUNT                               $3,000            1 through 40
      EXPIRY DATE:      01/06/2040

GUARANTEED INSURABILITY OPTION RIDER

      OPTION AMOUNT                            $25,000            1 through 11
      EXPIRY DATE:      01/06/2011

DISABILITY BENEFIT RIDER

      SPECIFIED AMOUNT                         $ 83.33            1 through 30
      EXPIRY DATE:      01/06/2030

WAIVER OF MONTHLY DEDUCTIONS RIDER

      EXPIRY DATE:      01/06/2030                                1 through 30

EXCHANGE OF INSUREDS RIDER

AMENDMENT TO OWNER PROVISION

 To obtain information about your coverage you may call your agent or GIAC at:

                                [1-800-441-6455]


(CONTINUED ON PAGE 3.2)             Page 3.1                          {POL  NO}

                         PREMIUM ALLOCATION INFORMATION

This amount is allocated as follows:

[The Guardian Stock Fund              25%   Gabelli Capital Asset Fund      25%
The Guardian Bond Fund                25%   The Guardian VC 500 Index Fund   0%]
The Guardian Small Cap Stock Fund      0%   The Fixed-Rate Option           25%
The Guardian VC Asset Allocation Fund  0%

The maximum number of Allocation Options in which the Policy Account Value may be invested at any time is [20.]

                                  POLICY LOANS

The minimum loan amount is $500. The minimum loan repayment is the lesser of:
(a) $100; or (b) the total outstanding Policy Debt.

Policy Loans bear interest at a yearly rate of 5%, payable in arrears. The yearly loan interest rate changes to 4.5%, payable in arrears, beginning on 01/06/2020.

See "Policy Loans" on page 18 for details on loan value.

                                 PREMIUM CHARGE

GIAC deducts a charge from premium payments based on the following percentages. See "Premiums" on page 10 for details on the determination of premium charge. The Target Premium is [$968.62]

               -------------------------------------------------
                                 Up to Target     Excess over
                 Policy Years       Premium     Target Premium
               -------------------------------------------------
                     1-12             8%              4%
               -------------------------------------------------
                     13+              4%              0%
               -------------------------------------------------


(CONTINUED ON PAGE 3.3)             Page 3.2                            {POL NO}

                MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

1. COST OF INSURANCE CHARGES

      BASIC POLICY

GIAC deducts the current cost of insurance charge for the Basic Policy on each Monthly Processing Date. GIAC bases the monthly cost of insurance charge on its current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The Table of Maximum Monthly Cost of Insurance Rates is shown on page 4. See "Monthly Cost of Insurance" on page 16.

2. ADMINISTRATIVE CHARGES

GIAC deducts the administrative charges for the Policy on each Monthly Processing Date.

      o     $7.50 per month for all Policy Years, plus

      o $[ .0958] per $1,000 of Basic Sum Insured at Issue deducted monthly for the first 12 policy years.

3. MAXIMUM MORTALITY AND EXPENSE RISK CHARGE

GIAC deducts the Mortality and Expense Risk charge for the Policy on each Monthly Processing Date. These deductions are based on amounts in the Variable Investment Options.

      o     For Policy Years 1-12, the charge is .000708333.

      o For Policy Years 13+, the charge is .00054167 for amounts up to the Account Value Breakpoint and .00037500 for amounts in excess of the Account Value Breakpoint.


(CONTINUED ON PAGE 3.4)             Page 3.3                            {POL NO}

4. RIDER CHARGES

GIAC will also deduct the cost of these other riders. See "Monthly Deductions" on page 16.

      GUARANTEED COVERAGE RIDER                 [$ 1.25]    [1 through  40]

      ACCIDENTAL DEATH BENEFIT RIDER            [$ . 21]    [1 through 40]

      GUARANTEED INSURABILITY OPTION RIDER      [$ 2.32]    [1 through 11]

      DISABILITY BENEFIT RIDER                              [1 through 30]

      The cost of insurance charge for the Disability Benefit Rider is based on a factor of [ 2.2968 ] times the Specified Amount divided by 100. See Rider Cost in the attached rider.

      WAIVER OF MONTHLY DEDUCTIONS RIDER                    [1 through 30]

      The cost of insurance charge for the Waiver of Monthly Deductions Rider is based on a factor of [ 2.8480 ] times the Monthly Deduction (excluding the cost of this rider), divided by 100. See Rider Cost in the attached rider.


(CONTINUED ON PAGE 3.5)             Page 3.4                            {POL NO}

              TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

      The minimum amount which may be transferred from a Variable Investment Option and the Fixed-Rate Option is the lesser of: a) $100; or b) the entire value of that option. GIAC reserves the right to charge $25 for each transfer after the 12th transfer in a policy year. Additional restrictions regarding transfers are described in "Transfers from the Fixed-Rate Option" on page 13.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

      The minimum partial withdrawal is $500. GIAC reserves the right to limit the number of withdrawals in a policy year to 12. See "Partial Withdrawals and Surrender" on page 17.


(CONTINUED ON PAGE 3.6)             Page 3.5                            {POL NO}

SURRENDER CHARGES

The table below shows surrender charges for the Initial Face Amount. For a detailed description of surrender charges, see "Partial Withdrawals and Surrender" on page 17.

                            POLICY         SURRENDER
                             YEAR            CHARGE
                             ----            ------

                               1           $  794.70
                               2              706.40
                               3              618.10
                               4              529.80
                               5              441.50

                               6              353.20
                               7              264.90
                               8              176.60
                               9               83.30
                      10 and thereafter            0


                                    Page 3.6                            {POL NO}

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk for the Initial Face Amount will never exceed the applicable maximum monthly cost of insurance rate shown below. See "Monthly Cost of Insurance" on Page 16.

 INSUREDS ATTAINED AGE      FACTOR       INSUREDS ATTAINED AGE      FACTOR
 ---------------------      ------       ---------------------      ------

          35               0.14096                75                5.06274
          36               0.14764                76                5.62182
          37               0.15683                77                6.21387
          38               0.16685                78                6.83324
          39               0.17854                79                7.49616

          40               0.19107                80                8.22966
          41               0.20611                81                9.05445
          42               0.22115                82                9.99708
          43               0.23870                83               11.07332
          44               0.25626                84               12.26712

          45               0.27717                85               13.55591
          46               0.29975                86               14.91787
          47               0.32401                87               16.34412
          48               0.34996                88               17.80841
          49               0.37927                89               19.33267

          50               0.41026                90               20.94168
          51               0.44713                91               22.66794
          52               0.48989                92               24.57677
          53               0.53771                93               26.76407
          54               0.59311                94               29.63735

          55               0.65444                95               33.93112
          56               0.72255                96               41.27938
          57               0.79493                97               56.03986
          58               0.87327                98               83.33333
          59               0.96182                99               83.33333

          60               1.06061
          61               1.17052
          62               1.29585
          63               1.43921
          64               1.60155

          65               1.78129
          66               1.97513
          67               2.18574
          68               2.41241
          69               2.66044

          70               2.94130
          71               3.31274
          72               3.63093
          73               4.05839
          74               4.54126


(CONTINUED ON PAGE 4.1)              Page 4                             {POL NO}

                         TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the
Section 7702 Minimum Death Benefit (see the applicable provisions on page 7).

 INSUREDS ATTAINED AGE        FACTOR       INSUREDS ATTAINED AGE        FACTOR
 ---------------------        ------       ---------------------        ------

          35                   2.50                 75                   1.05
          36                   2.50                 76                   1.05
          37                   2.50                 77                   1.05
          38                   2.50                 78                   1.05
          39                   2.50                 79                   1.05

          40                   2.50                 80                   1.05
          41                   2.43                 81                   1.05
          42                   2.36                 82                   1.05
          43                   2.29                 83                   1.05
          44                   2.22                 84                   1.05

          45                   2.15                 85                   1.05
          46                   2.09                 86                   1.05
          47                   2.03                 87                   1.05
          48                   1.97                 88                   1.05
          49                   1.91                 89                   1.05

          50                   1.85                 90                   1.05
          51                   1.78                 91                   1.04
          52                   1.71                 92                   1.03
          53                   1.64                 93                   1.02
          54                   1.57                 94                   1.01

          55                   1.50                 95                   1.00
          56                   1.46                 96                   1.00
          57                   1.42                 97                   1.00
          58                   1.38                 98                   1.00
          59                   1.34                 99                   1.00

          60                   1.30
          61                   1.28
          62                   1.26
          63                   1.24
          64                   1.22

          65                   1.20
          66                   1.19
          67                   1.18
          68                   1.17
          69                   1.16

          70                   1.15
          71                   1.13
          72                   1.11
          73                   1.09
          74                   1.07


                                    Page 4.1                            {POL NO}

                                 1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Account Value Breakpoint: The amount used to calculate the mortality and expense risk charge on the 12th Policy Anniversary and thereafter. The Account Value Breakpoint amount is the greater of zero or $100,000 less the amount of Policy Account Value in the Fixed-Rate Option.

Additional Sum Insured: The Additional Sum Insured, if elected, is additional insurance coverage which provides a level death benefit to the insured's 100th birthday. The Additional Sum Insured is shown on page 3.

Age: The insured's age on the birthday nearest the Policy Date. This Age is shown on page 3.

Allocation Options: The Allocation Options consist of the Variable Investment Options and the Fixed-Rate Option.

Attained Age: The insured's Age as shown on page 3, plus the number of policy years completed since the Policy Date.

Basic Policy: This policy, including any attached endorsements and applications, but excluding any additional benefit riders.

Basic Sum Insured: The Basic Sum Insured is shown on Page 3.

Business Day: Each day that GIAC processes transactions, currently including each day that the New York Stock Exchange or its successor is open for trading and GIAC is open for business. GIAC's close of business is 4:00 PM New York City time. If any transaction or event occurs or is scheduled to occur on a day that is not a Business Day, or if a transaction is received after GIAC's close of business, such transaction or event will be deemed to occur as of the next following Business Day unless otherwise specified.

Cash Surrender Value: The Policy Account Value less any surrender charges.

Face Amount: The sum of the Basic Sum Insured plus the Additional Sum Insured and the amount of any Policy Segments then in force.

Good Order: Notice from the party authorized to initiate a policy transaction under this policy in a format satisfactory to GIAC, including all information required by GIAC to process the requested transaction under this policy.

Initial Face Amount: The Face Amount in force on this policy's Issue Date.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit: A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Date: The date this policy is issued at the Customer Service Office. The Issue Date is shown on page 3.

Loan Account: An account to which values from the Variable Investment Options and the Fixed-Rate Option are transferred when a policy loan is taken. The Loan Account is equal to the loan.

Loan Amount: Loan Amount is the sum of any amounts borrowed plus any capitalized loan interest less any loan repayment.

Loan Interest Account: An account which represents the interest earnings credited by GIAC on the Loan Account.

Minimum Annual Premium: The premium amount required to maintain the No-Lapse Guarantee. The Minimum Annual Premium is shown on page 3.

Monthly Deduction: The total of the charges due and payable on each Monthly Processing Date.


                                     Page 5                             {POL NO}

Monthly Processing Date: The day of each policy month on which the Monthly Deduction is deducted from the Policy Account Value and certain policy benefits and values are calculated. The Monthly Processing Date is the same date of each calendar month as the Policy Date, or the last day of a calendar month, if earlier. If such calendar day is not a Business Day, the Monthly Processing Date will be the next following Business Day.

Net Amount at Risk: The amount calculated as:

o the amount of death benefit provided under the Death Benefit Option in force;

o     divided by 1.0032737;

o     less the Policy Account Value immediately prior to the Monthly Deduction.

A separate Net Amount at Risk is determined for the Basic Sum Insured, Additional Sum Insured and for each Policy Segment.

Net Cash Surrender Value: The Cash Surrender Value less any Policy Debt.

Net Accumulated Premiums: For Death Benefit Option 3, the sum of premiums paid less the sum of adjusted partial withdrawals taken to date. Adjusted partial withdrawals is the partial withdrawal reduced by the portion that exceeds the Net Accumulated Premiums at the date of the partial withdrawal.

Net Premium: The portion of a premium payment which is allocated to the Variable Investment Options or the Fixed-Rate Option. GIAC deducts the premium charge based on the percentages shown on page 3 from each premium payment before allocation.

Planned Premium: The premium the owner designates in the application. The amount or mode of the Planned Premium may be changed if GIAC receives the owner's written request for such change in Good Order at the Customer Service Office.

Policy Account Value: The sum of the values of the Variable Investment Options, the Fixed-Rate Option, the Loan Account, and the Loan Interest Account. The unloaned Policy Account Value is the Policy Account Value less the Loan Account and the Loan Interest Account.

Policy Anniversary: The same date of each calendar year as the Policy Date.

Policy Date: The Policy Date is shown on page 3. Policy months, policy years and Policy Anniversaries are measured from the Policy Date.

Policy Debt: The Loan Amount, plus accrued and unpaid loan interest.

Policy Segment: The additional coverage provided by an increase in the Face Amount.

Section 7702: The section of the Internal Revenue Code which defines life insurance.

Target Premium: An amount GIAC uses to determine premium charges. The Target Premium is shown on page 3.

Unit Value: The value of an Investment unit.

Variable Investment Options: The investment divisions of The Guardian Separate Account N (Account N).


                                     Page 6                             {POL NO}

                                2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon GIAC's receipt at the Customer Service Office of due proof in Good Order that the insured died while this policy was in force. The death proceeds payable are the sum of the following:

o the amount of death benefit as of the Monthly Processing Date immediately preceding the insured's death provided under the Death Benefit Option then in force (see "Death Benefit Options" below); and

o     any insurance on the insured's life provided by additional benefit riders;

less, as of the date of the insured's death:

o     any Policy Debt; and

o     the lesser of:

      o any premium required under the no lapse guarantee (see "No Lapse Guarantee" on page 9); or

      o     the amount required to bring the Cash Surrender Value up to zero;

      and

o any partial withdrawals between the Monthly Processing Date and the date of death.

If the Death Benefit Option is Option 3, the death benefit increases by the amount of any premiums paid between the Monthly Processing Date and the date of death.

Death Benefit Options

The owner elects the Death Benefit Option in the application.

Option 1 (Level): The amount of death benefit provided under this option on any Monthly Processing Date prior to the Policy Anniversary nearest the insured's 100th birthday is the greater of:

o     the Face Amount; or

o     the minimum death benefit required under Section 7702.

Option 2 (Increasing): The amount of death benefit provided under this option on any Monthly Processing Date prior to the Policy Anniversary nearest the insured's 100th birthday is the greater of:

o     the Face Amount plus the Policy Account Value, if positive; or

o     the minimum death benefit required under Section 7702.

Option 3 (Return of Premium): The amount of death benefit provided under this option on any Monthly Processing Date prior to the Policy Anniversary nearest the insured's 100th birthday is the greater of:

o     The Face Amount plus the Net Accumulated Premiums; or

o     the minimum death benefit required under Section 7702.

On the Policy Anniversary nearest the insured's 100th birthday and thereafter, the death benefit under Death Benefit Options 1, 2 and 3 will equal the Policy Account Value on the date of death.

Section 7702 Minimum Death Benefit

The amount of death benefit will always equal or exceed the minimum death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test under Section 7702, as elected in the application. Once the policy is issued, this election may not be changed. The test which applies to this policy is shown on page 3.

The minimum death benefit required under Section 7702 on any Monthly Processing Date is the Policy Account Value on the Monthly Processing Date multiplied by the factor shown in the Table of Death Benefit Factors on page 4.

Changing the Death Benefit Option

Subject to the rules stated below and while the insured is living, the owner may change the Death Benefit Option on any Policy Anniversary. GIAC must receive the owner's written request for the change in Good Order at the Customer Service Office. Any such change will become effective on the Policy Anniversary on or after receipt of the request.

GIAC will not permit a change in Death Benefit Option if the Monthly Deduction is then being waived under a waiver of monthly deductions rider.


                                     Page 7                             {POL NO}

Changing from Option 1 to Option 2: GIAC requires satisfactory evidence of insurability for this change. GIAC will decrease the Face Amount by the lesser of:

o     the amount of the Policy Account Value on the effective date of change; or

o the Face Amount divided by the factor shown in the Table of Death Benefit Factors on page 4.

The Face Amount is decreased so that the amount of death benefit remains the same on the effective date of change. GIAC will not permit any change from Option 1 to Option 2 if it results in the reduction of the Face Amount below the Minimum Face Amount shown on page 3.

Changing from Option 2 to Option 1: GIAC will increase the Face Amount by the lesser of:

o     the amount of the Policy Account Value on the effective date of change; or

o the Face Amount divided by the factor shown in the Table of Death Benefit Factors on page 4 minus 1. The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change; such increase will not result in a new Policy Segment.

Changing from Option 3 to Option 1: GIAC will increase the Face Amount by the amount of the Net Accumulated Premiums on the effective date of change.

The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change; such increase will not result in a new Policy Segment.

Changing from Option 3 to Option 2: GIAC will adjust the Face Amount by an amount equal to (a) minus (b) on the effective date of change, where:

      (a) is the Net Accumulated Premiums, and

      (b) is the lesser of:

o     the Policy Account Value on the effective date of change; or

o the Face Amount divided by the factor shown in the Table of Death Benefit Factors on page 4.

The net effect is that the Face Amount is increased or decreased so that the amount of the death benefit remains the same on the effective date of change. Any resulting increase will not result in a new Policy Segment.

GIAC will not permit any change from Option 3 to Option 2 if it results in the reduction of the Face Amount below the Minimum Face Amount shown on page 3.

No Changes to Option 3: Changes from Option 1 to Option 3, or from Option 2 to Option 3 are not allowed.

                           3. CHANGING THE FACE AMOUNT

Increases in Face Amount

The owner may request an increase in the Face Amount on the first Policy Anniversary or any subsequent Policy Anniversary up to and including the Policy Anniversary nearest the insured's 70th birthday. GIAC must receive the owner's written request for the increase in Good Order at the Customer Service Office at least 30 days before a Policy Anniversary. To process an increase in the Face Amount, GIAC requires that:

o     the increase is for at least $10,000; and

o     the insured provides evidence of insurability satisfactory to GIAC.

If GIAC approves the change, the increase will take effect on the Policy Anniversary, provided that the insured is living on that date. The increase will be issued as a separate Policy Segment. Each Policy Segment will have its own:

o     underwriting class;

o     cost of insurance rates;

o     surrender charges;

o     administrative charges;

o     Target Premiums; and

o     Minimum Annual Premium.

Premium charges will be affected by Policy Segments (see "Determination of Premium Charges" on page 9).

GIAC will send the owner revised policy pages reflecting any changes caused by an increase in Face Amount.

GIAC will not permit an increase in Face Amount if the Monthly Deduction is then being waived under a Waiver of Monthly Deductions rider.


                                     Page 8                             {POL NO}

Decreases in Face Amount

The owner may request a decrease in the Face Amount at any time on or after the first Policy Anniversary. GIAC must receive the owner's written request for the decrease in Good Order at the Customer Service Office. To process a decrease in the Face Amount, GIAC requires that:

o the insured is living on the date GIAC receives the owner's written request;

o     the amount of the decrease is at least $5,000; and

o the reduced Face Amount is not less than the Minimum Face Amount shown on page 3.

The decrease will take effect on the Monthly Processing Date coinciding with or next following the date GIAC approves the change.

A decrease is applied:

o     first, to reduce the amount provided by the most recent in force Policy
      Segment;

o next, to reduce the next most recent in force Policy Segments, successively;

o     next, to reduce the Additional Sum Insured portion of the Initial Face
      Amount;

o     finally, to reduce the Basic Sum Insured portion of the Initial Face
      Amount.

GIAC will send the owner revised policy pages reflecting any changes caused by a decrease in Face Amount.

GIAC will not permit a decrease in Face Amount if the Monthly Deduction is then being waived under a Waiver of Monthly Deductions rider.

                            4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in GIAC's records. While the insured is living and subject to any assignment on file with GIAC, the owner alone has the right to receive all benefits and exercise all rights this policy grants or GIAC allows.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner's estate. No successor owner is permitted when the insured and the owner are the same person.

Joint Owner

If more than one person is named as owner with no number or the same number, they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in GIAC's records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person's estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in GIAC's records. GIAC will pay the death proceeds to the beneficiary, subject to the terms of "Death Proceeds" on page 7.

Unless otherwise provided, in order to receive proceeds at the insured's death, a beneficiary must be living on the earlier of:

o the date GIAC receives due proof of the insured's death in Good Order at the Customer Service Office; or

o     the 15th day after the insured's death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner's estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner's estate.


                                     Page 9                             {POL NO}

Change of Owner or Beneficiary

The owner may change the owner or beneficiary by written request in Good Order. The change will take effect as of the date the request is signed, whether or not the insured is living when GIAC receives the request at the Customer Service Office. However, the change will not apply to any payments made or actions taken by GIAC on or before the date the request is received by GIAC.

Assignment

No assignment will bind GIAC unless the original, or a copy, is filed at the Customer Service Office in Good Order. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in "The Contract" on page 23, will be subject to the assignment.

GIAC will rely solely on the assignee's statement as to the amount of the assignee's interest. GIAC will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except:

o     the right to change the owner or beneficiary;

o     the right to elect a Payment Option; and

o the right to allocate or transfer amounts among the Variable Investment Options and the Fixed-Rate Option.

Assignments are subject to all payments made or actions taken by GIAC on or before the date GIAC receives the assignment at the Customer Service Office.

                                   5. PREMIUMS

Premium Payment

The first premium is due on the Issue Date. This premium must be at least one sixth of the Minimum Annual Premium shown on page 3. This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums are payable only at the Customer Service Office. Upon request, GIAC will give the owner a receipt signed by one of its officers. Premiums may be paid at any time while this policy is in force, subject to GIAC's premium limitations.

The owner selects a Planned Premium on the application. GIAC will send reminder notices for the Planned Premium annually, semi-annually, or quarterly as requested. However, no premium needs to be paid as long as the Net Cash Surrender Value is sufficient to provide for payment in full of the Monthly Deduction when due.

The minimum premium payment GIAC will accept is $100 unless GIAC is authorized to accept payment under a pre-authorized check plan. The minimum premium payment GIAC will accept under a pre-authorized check plan is $25.

Premium Limitations

The Guideline Premium Test under Section 7702 of the Internal Revenue Code limits the relationship to death benefit in order to qualify this policy as life insurance. If the owner elects the Guideline Premium Test as the method for testing Section 7702 compliance, GIAC will refund to the owner any portion of a premium payment which violates Section 7702 limits with interest at an annual rate of 6% within 60 days of receipt of such premium

If the owner elects the Cash Value Accumulation Test as the method for testing
Section 7702 compliance, GIAC will accept any payment which would not result in an increase in the death proceeds as a result of Section 7702.

If a premium would cause such an increase, GIAC will accept the payment as long as the cumulative payments in a policy year do not exceed the greater of:

o     150% of the Target Premium; or

o     the lesser of:

      o     4 times the Target Premium; or

      o 125% of the largest total premium amount paid in any of the previous 3 policy years.

GIAC will refund to the owner any portion of a premium payment which violates these rules.

However, such premium may be accepted if satisfactory evidence of insurability of the insured is submitted to GIAC.


                                    Page 10                             {POL NO}

Crediting Payments

When a payment is received at the Customer Service Office without being identified as a premium payment, such payment will be applied:

o     first, to repay any Policy Debt;

o     then, as a premium payment.

All premium payments will be credited as of the Business Day of receipt in Good Order at the Customer Service Office.

Determination of Premium Charges

GIAC determines premium charges based on:

o premium payments allocated to the Initial Face Amount and any Policy Segments; and

o the Target Premiums associated with the Initial Face Amount and any Policy Segments,

as described below:

In any policy year, GIAC will allocate premium payments to the Initial Face Amount, until such payments equal the Target Premium associated with the Initial Face Amount. GIAC will then allocate premium payments sequentially to each Policy Segment, if any, until the total premium payments equal the sum of all Target Premiums associated with such segments. GIAC will allocate any additional premium payments to the Initial Face Amount and any Policy Segments proportionately based on the Target Premiums. After premium payments are allocated, the premium charge for the Initial Face Amount and any Policy Segments will be assessed in accordance with "Premium Charge" on page 3.

No Lapse Guarantee Period

This policy will not lapse as long as the Net Cash Surrender Value is at least equal to the Monthly Deductions when due. However, provided that the "No Lapse Guarantee Condition" (as described below) is met, GIAC guarantees that this policy (including any riders) will not lapse during the No Lapse Guarantee Period even if the Net Cash Surrender Value is less than the Monthly Deductions when due. The No Lapse Guarantee Period starts on the Policy Date. The No Lapse Guarantee Period ends on the third Policy Anniversary.

No Lapse Guarantee Condition

The No Lapse Guarantee Condition on any Monthly Processing Date is met if (a) is equal to or greater than (b) where:

(a) is the sum of all premium payments made under this policy:

      o     less the amount of any existing Policy Debt, and

      o     less any previous partial withdrawals; and

(b) is the sum of the Minimum Annual Premium for all previous policy years, plus the Minimum Annual Premium for the current policy year times a ratio. This ratio equals one plus the number of complete policy months since the last Policy Anniversary, divided by 12.

Grace Period

GIAC allows a grace period of 61 days after the Monthly Processing Date that:

o the Net Cash Surrender Value is less than the current Monthly Deductions when due and the No Lapse Guarantee Condition is not met; or

o the Policy Debt exceeds the Cash Surrender Value, and GIAC requires a loan repayment.

If either event occurs, GIAC will mail to the owner, at least 30 days before the end of the grace period, at the owner's last known address, a notice of the required premium or loan repayment to keep this policy in force (see "Repayment" on page 19 for details on the amount required for such loan repayments).


                                    Page 11                             {POL NO}

During the first three policy years, if the Net Cash Surrender Value is less than the current Monthly Deduction when due, the required premium will equal the lesser of:

o     the amount of the deficiency plus 3 times the current Monthly Deduction;
      or

o the amount of the deficiency in the No Lapse Guarantee Condition plus one quarter of the Minimum Annual Premium shown on page 3.

After the third Policy Anniversary, if the Net Cash Surrender Value is less than the current Monthly Deduction, the required premium will equal the amount of the deficiency plus 3 times the current Monthly Deduction.

This policy remains in force during the grace period. If the required premium or loan repayment is not paid by the end of the grace period, this policy will lapse without value.

                          6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, GIAC will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with the allocation percentages then in effect and the limitations specified on page 3. After the Issue Date, the owner may allocate all or part of a Net Premium to the Allocation Options. GIAC applies the Net Premium in accordance with the allocation percentages in effect on that date (see "Crediting Payments" on page
9). GIAC reserves the right to limit the number of options in which the Policy Account Value may be invested; the maximum number of Allocation Options in which the Policy Account Value may be invested is shown on page 3. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

The allocation percentages in effect on the Issue Date are those designated in the application; they are shown on page

3. The owner may subsequently change these allocation percentages. GIAC will change the allocation percentages following receipt of the owner's written request at the Customer Service Office in Good Order. Any allocation change will only apply to Net Premiums received on or after the Business Day on which GIAC receives the request at the Customer Service Office.

Transfers

The owner may transfer all or a portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the conditions and restrictions described below.

o GIAC must receive the owner's proper request for transfer in Good Order at the Customer Service Office.

o The minimum amount which may be transferred from a Variable Investment Option or the Fixed-Rate Option is the lesser of the amount shown on page 3 or the entire value of that option.


                                    Page 12                             {POL NO}

o GIAC reserves the right to charge for each transfer, after the twelfth transfer in a policy year. The amount of the transfer charge is shown on page 3. GIAC will deduct any transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

o The Policy Account Value may be invested in no more than the maximum number of Allocation Options specified on page 3.

Transfers Among the Variable Investment Options or into the Fixed-Rate Option

o Any transfer among the Variable Investment Options or into the Fixed-Rate Option will be effective as of the close of the Business Day on which GIAC receives the request in Good Order at the Customer Service Office.

o GIAC reserves the right to limit transfers among the Variable Investment Options or into the Fixed-Rate Option to once every 30 days.

Transfers from the Fixed-Rate Option

GIAC permits transfers from the Fixed-Rate Option into one or more of the Variable Investment Options only once each year on or within 30 days after a Policy Anniversary. Amounts first allocated or transferred to the Fixed-Rate Option will be the first amounts transferred from this option. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of:

o 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or

o     $2500.

Transfers from the Fixed-Rate Option will be effective:

o as of the Policy Anniversary, if GIAC receives the owner's transfer request at the Customer Service Office on or within 30 days prior to that Anniversary; or

o as of the close of the Business Day on which GIAC receives the owner's transfer request at the Customer Service Office, if such request is received within 30 days after a Policy Anniversary.

GIAC will not process any request for transfer from the Fixed-Rate Option which is received on any other date.

Dollar Cost Averaging Transfer Option

The owner may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to The Guardian Cash Fund Variable Investment Option.

Under this option, an amount specified by the owner automatically will be transferred from The Guardian Cash Fund on a Monthly Processing Date and into one or more of the other Variable Investment Options or into the Fixed-Rate Option, as elected by the owner. The minimum amount which may be transferred into each option is $100 per transfer.

GIAC must receive the owner's written election of this option in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which such monthly transfers are to begin.

The Dollar Cost Averaging Transfer Option will terminate :

o when GIAC receives the owner's written request for cancellation in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which a transfer would normally occur; or

o if the portion of the Policy Account Value attributable to The Guardian Cash Fund is less than the amount designated for transfer on a Monthly Processing Date. GIAC automatically will transfer the portion of the Policy Account Value remaining in The Guardian Cash Fund on a pro-rata basis into the other Variable Investment Options or into the Fixed-Rate Option, in accordance with the owner's then current Dollar Cost Averaging transfer instructions.

The owner may change the transfer instructions under this option or reinstate this option if it has terminated. GIAC must receive the owner's written request in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which the change or such reinstatement would take effect.


                                    Page 13                             {POL NO}

                             7. THE SEPARATE ACCOUNT

The Guardian Separate Account N

The Variable Investment Options under this policy are funded by The Guardian Separate Account N (Account N). Account N is a separate investment account established by GIAC under the laws of the state of Delaware. Account N is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account N is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. GIAC owns the assets in Account N. The assets in Account N are kept separate from:

o     GIAC's general account; and

o     GIAC's other separate accounts.

Assets equal to the reserves and contract liabilities of Account N will not be charged with liabilities that arise from any other business GIAC may conduct. GIAC may transfer assets in excess of the reserves and contract liabilities of Account N to its general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account N are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account N's other Variable Investment Options or in GIAC's general account, or other separate accounts. The valuation of all assets in Account N will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account N consists of several investment divisions or Variable Investment Options. Each investment division of Account N invests in shares of a mutual fund. Each mutual fund is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account N as it relates to this policy. Each mutual fund is more fully described in a separate prospectus. Any investment adviser's fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

GIAC reserves the right to take certain actions which it deems:

o     necessary to serve the best interests of the owner and beneficiary; and

o     appropriate to carry out the purposes of this policy.

GIAC will exercise its reserved rights only when permitted by applicable law. When required by law, GIAC will obtain approval by the owner, the SEC, and any appropriate regulatory authority. Examples of the actions GIAC may take include:

o     deregistering Account N under the 1940 Act;

o operating Account N in any form permitted under the 1940 Act, or in any other form permitted by law;

o taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

o     transferring any assets in an investment division:

      o     into another investment division; or

      o     into one or more separate accounts; or

      o     into GIAC's general account;

o     adding, combining or removing investment divisions in Account N;

o substituting, for the mutual fund shares held in any investment division, the shares of another class issued by such mutual fund or the shares of another investment company or any other investment permitted by law;

o changing the way GIAC deducts or collects charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

o modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

o making any other necessary technical changes in this policy in order to conform with any action this provision permits GIAC to take;

o adding to, eliminating, or suspending the owner's ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option.

GIAC will notify the owner if any of these changes result in a material change in the underlying investments of an investment division of Account N to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If the owner objects to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then GIAC will transfer that value into:

o     another investment division; or

o     the Fixed-Rate Option.

To effect such transfer, GIAC must receive the owner's written request in Good Order at the Customer Service Office within 60 days of the postmarked notice of material change. GIAC will not deduct a transfer charge for this transaction.


                                    Page 14                             {POL NO}

                            8. THE FIXED-RATE OPTION

The Fixed-Rate Option is funded by GIAC's general account. The owner may:

o     allocate all or part of any Net Premiums to the Fixed-Rate Option; or

o transfer all or part of the Policy Account Value attributable to the Variable Investment Options into the Fixed-Rate Option (for restrictions on transfers from the Fixed-Rate Option, see "Transfers from the Fixed-Rate Option" on page 13).

GIAC will credit interest on all amounts allocated or transferred to the Fixed-Rate Option.

Interest will accrue daily at a minimum guaranteed effective annual rate of 4% and will be credited to the Fixed-Rate Option on each Monthly Processing Date. GIAC may declare interest rates greater than 4% at its discretion.

On each Policy Anniversary, GIAC will begin accruing interest on all amounts held in the Fixed-Rate Option at the interest rate in effect on that date. The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. GIAC will provide the interest rate in effect on any other date upon request.

                             9. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values of the Variable Investment Options, the Fixed-Rate Option, the Loan Account and the Loan Interest Account attributable to this policy.

Each Variable Investment Option has Investment Units and a related Unit Value.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

o the number of Investment Units attributable to this policy which are in that Variable Investment Option; multiplied by:

o     the applicable Unit Value for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Fixed-Rate Option, the Loan Account and the Loan Interest Account, if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and canceled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. GIAC determines the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Unit Value for that Variable Investment Option at the close of the Business Day the transaction occurs.

Investment Unit Value

GIAC determines the Unit Value for each Variable Investment Option at the close of every Business Day. The Unit Value for any Business Day is (a) multiplied by
(b), where:

o (a) is the Unit Value for the Investment Unit at the close of business on the immediate preceding Business Day; and

o (b) is the net investment factor, as described below, for the current Business Day.

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c) where:

o (a) is the net asset value per share of the Variable Investment Option's corresponding mutual fund at the close of the current Business Day;

o (b) is the per share amount of any dividends or capital gains distributed by the mutual fund on the current Business Day reduced by the sum of any federal, state, or local taxes payable by GIAC and allocated by GIAC to the Variable Investment Option; and

o (c) is the net asset value per share of such mutual fund at the close of the Business Day immediately preceding the current Business Day.


                                    Page 15                             {POL NO}

Monthly Deductions

On each Monthly Processing Date, GIAC will deduct a Monthly Deduction from the Variable Investment Options and the Fixed-Rate Option in proportion to the portion of the Policy Account Value attributable to each option. The Monthly Deduction for a policy month is the sum of:

o     the monthly cost of insurance charge

o     the administrative charges;

o     the mortality and expense risk charge; and

o     the monthly costs for any riders.

GIAC will not make Monthly Deductions on or after the Policy Anniversary nearest the insured's 100th birthday.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Processing Date equals the sum of the products of (a) and (b), where:

o (a) is the applicable cost of insurance rate in effect on that Monthly Processing Date; and

o (b) is the applicable Net Amount at Risk on the Monthly Processing Date, divided by 1,000.

(a) and (b) are determined separately for the Basic Sum Insured, the Additional Sum Insured, and any Policy Segments.

The monthly cost of insurance charge is calculated before the calculation of the administrative charges, the mortality and expense risk charge, and the cost for any additional benefit riders.

When the Net Amount at Risk is determined, the Policy Account Value will be allocated first to the Basic Sum Insured; any excess will be allocated to the Additional Sum Insured and then to any Policy Segments in the order they took effect. If the death benefit is increased due to the operation of Death Benefit Option 2 or 3, the increase will be allocated to the Basic Sum Insured. If the death benefit is further increased due to Section 7702, such increase will be allocated to the most recent Policy Segment.

Monthly cost of insurance rates applicable to the Net Amount at Risk for the Basic Sum Insured, the Additional Sum Insured and any Policy Segments are based on the:

o     insured's underwriting class;

o current Face Amount plus the amount of the Adjustable Annual Renewable Term, and any Policy Segments, if any, on the Issue Date;

o     sex, and

o     Policy or Policy Segment duration.

GIAC has the right to change the monthly cost of insurance rates; however, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on page 4 for the appropriate underwriting class. Any such change will be on a uniform basis for insureds who have the same:

o     underwriting class;

o     Age on the Policy Date or the date of any Policy Segment;

o Face Amount, plus the amount of the Adjustable Annual Renewable Term Rider, if any;

o     duration;

o     sex; and

o     the Policy or Policy Segment duration.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for:

o     mortality;

o     expenses;

o     persistency;

o     federal income taxes;

o     state or local premium taxes; and

o     GIAC's investment earnings.

Changes in the monthly cost of insurance rates:

o     will be determined only prospectively;

o     will not occur because of a deterioration in the insured's health;

o     will not be made so GIAC may recoup any prior losses;

o     will apply to all policies that are issued on this form; and

o will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Administrative Charges

The Monthly Deduction on each Monthly Processing Date includes the administrative charges shown on page 3.

The administrative charges are not affected by subsequent decreases in Face Amount or by Death Benefit Option changes.


                                    Page 16                             {POL NO}

Mortality and Expense Risk Charge

The mortality and expense risk charge is based on the Policy Account Value allocated to the Variable Investment Options on the Monthly Processing Date. The amount of this charge varies by duration, and is guaranteed never to exceed a maximum monthly charge as specified on page 3.

Transaction Deductions

GIAC will deduct any applicable transfer charge (see "Transfers" on page 3) from the Allocation Options from which amounts were transferred.

Continuation of Insurance

This policy will stay in force, even if the owner stops paying premiums, as long as the Net Cash Surrender Value is at least equal to the current Monthly Deduction when due.

If the Net Cash Surrender Value is less than the Monthly Deduction when due, the Grace Period provision on page 11 will apply.

                      10. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

After the first policy year and while the insured is living, the owner may request a partial withdrawal from the Net Cash Surrender Value, subject to the conditions described below. All partial withdrawals will reduce the Policy Account Value by the amount of the partial withdrawal. The portion of a partial withdrawal which exceeds the reduction-free partial withdrawal, as described below, will also reduce the Face Amount.

GIAC will calculate the reduction-free partial withdrawal as of the close of the Business Day of receipt of the owner's written request for a partial withdrawal as follows:

For Death Benefit Option 1, the reduction-free partial withdrawal will equal the lesser of the full amount of the partial withdrawal or the excess, if any, of
(a) over (b) where:

o     (a) equals the Policy Account Value; and

o (b) equals the Face Amount, divided by the applicable Death Benefit Factor shown on page 4.

For Death Benefit Option 2, the full partial withdrawal is reduction-free.

For Death Benefit Option 3, the reduction-free partial withdrawal is the lesser of the full amount of the partial withdrawal or the greater of:

o     the Net Accumulated Premiums; or

o the lesser of the full amount of the partial withdrawal or the excess, if any, of (a) over (b) where;

      o     (a) equals the Policy Account Value, and

      o (b) equals the Face Amount divided by the applicable Death Benefit Factor shown on page 4.

A partial withdrawal will take effect as of the Business Day on which GIAC receives the owner's request for the partial withdrawal.

GIAC will send the owner revised policy pages reflecting any reduction in benefits and values due to a partial withdrawal. The conditions for taking a partial withdrawal are as follows:

o GIAC must receive the owner's written request in Good Order at the Customer Service Office;

o the partial withdrawal must be at least the amount of the minimum partial withdrawal shown on page 3;

o if Death Benefit Option 1 or Option 3 is in effect, the Face Amount remaining after any reduction, as specified above, may not be less than the Minimum Face Amount shown on page 3; and

o the Net Cash Surrender Value after a partial withdrawal must be sufficient to cover 3 times the most recent Monthly Deduction.

GIAC reserves the right to limit the number of partial withdrawals to 12 a policy year.

GIAC will deduct the amount of any partial withdrawal from the Policy Account Value attributable to the Variable Investment Options specified in the owner's request for the partial withdrawal. GIAC will only deduct from the Fixed Rate Option if the partial withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options.

GIAC will not process any request for a partial withdrawal that:

o does not specify the Variable Investment Options from which the partial withdrawal should be taken; or

o     exceeds the amount available.


                                    Page 17                             {POL NO}

Surrender

The owner may surrender this policy for its Net Cash Surrender Value if GIAC receives this policy and written request in Good Order at the Customer Service Office. The surrender will take effect as of the close of the Business Day on which GIAC receives the written request. Upon surrender, this policy will terminate and all insurance under this policy will end. The surrender charge is shown on page 3.

GIAC will deduct surrender charges if this policy is surrendered for its Net Cash Surrender Value during a surrender charge period.

Total surrender charges under this policy will equal the sum of the surrender charges for the Initial Face Amount and any Policy Segments.

The Surrender Charge Table applicable to the Initial Face Amount is shown on page 3.

An increase in Face Amount that creates a new Policy Segment will result in additional surrender charges. The owner will be notified of the new surrender charges. The new surrender charges will take effect on the effective date of the new Policy Segment.

Surrender charges are not affected by a change in Death Benefit Option or by decreases in Face Amount.

                                11. POLICY LOANS

The owner may obtain a policy loan at any time if:

o     the insured is living; and

o GIAC receives the owner's written request in Good Order at the Customer Service Office.

This policy must be assigned to GIAC; this is the only security needed. The policy loan will take effect as of the Business Day on which GIAC receives the written request.

Loan Value

The loan value is the maximum amount the owner may borrow on this policy. The loan value on any Business Day is:

o     90% of the Cash Surrender Value on that Business Day; less

o     the amount of any Policy Debt on that Business Day; less:

o the amount of any interest which will accrue on this Policy Debt and the amount borrowed up to the next Policy Anniversary.

The minimum loan amount is shown on page 3.

Policy Debt

Any Policy Debt not repaid upon the insured's death will be deducted from the death proceeds.

Loan Interest

Loan interest accrues daily at a yearly rate of 5% until the date shown on page 3, and 4.5% thereafter. This interest is payable in arrears on each Policy Anniversary. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the outstanding loan amounts and will be charged interest at the same rate.


                                    Page 18                             {POL NO}

Loan Account

When the owner takes a policy loan, GIAC transfers an amount equal to the loan amount from the Variable Investment Options and the Fixed-Rate Option into a Loan Account. An amount equal to the loan amount remains in the Loan Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Account no longer share in the investment experience of the options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applied to the Fixed-Rate Option.

GIAC will transfer the loan amount from the Policy Account Value attributable to the Variable Investment Options specified in the owner's request for the loan. GIAC will only transfer the excess from the Fixed Rate Option if the loan exceeds the Policy Account Value attributable to all Variable Investment Options.

GIAC will not process any request for loan amount that:

o does not specify the Variable Investment Options from which the loan amount should be taken:

o     exceeds the amount available.

On each Policy Anniversary, GIAC will transfer an amount needed to increase the Loan Account to equal the Policy Debt. This amount will first be transferred from the Loan Interest Account (see "Loan Interest Account," below) to the extent available and thereafter proportionately from the amounts in the Variable Investment Options and the Fixed-Rate Option.

Loan Interest Account

Amounts in the Loan Account earn interest from the Business Day of the transfer at a minimum effective yearly rate of 4%.

Interest earned on the Loan Account is credited to the Loan Interest Account. Amounts in the Loan Interest Account earn interest at a minimum effective yearly rate of 4%.

On each Policy Anniversary, any amount remaining in the Loan Interest Account after the transfer required to cover the interest due on the Policy Debt is transferred to the Variable Investment Options and the Fixed-Rate Option in accordance with the premium allocation instructions in effect on that date.

Repayment

Except for required loan repayments, any outstanding Policy Debt may be repaid at any time before the insured's death while this policy is in force. Loan repayments are applied:

o     first to policy loan interest due but not yet capitalized;

o     then to loan amounts outstanding; and

o then to policy interest accrued since the last Policy Anniversary but not yet due.

The minimum loan repayment amount is shown on page 3.

GIAC will require a loan repayment when the Policy Debt exceeds the Cash Surrender Value. GIAC will notify the owner if a loan repayment is required. The notice will specify the amount and due date of any required loan repayment (see "Grace Period" on page 11 for the due date of a required loan repayment). The amount of the required loan repayment will be the amount by which the Policy Debt exceeds the Cash Surrender Value on the Monthly Processing Date that GIAC identified the shortfall.

The required loan repayment will be credited as of the close of the Business Day on which GIAC receives the repayment in Good Order at the Customer Service Office. If a required loan repayment is not paid by its due date, this policy will lapse without value.

Any outstanding Policy Debt may also be repaid within 60 days after the insured's death if:

o the death proceeds of this policy have not been paid in one sum or applied under a payment option; and

o     the policy was in force on the date of the insured's death.


                                    Page 19                             {POL NO}

                             12. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured at any time until the applicable date shown on page 3; evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options or the Fixed-Rate Option. This exchange is subject to the following conditions:

o     GIAC must receive written request at the Customer Service office in Good
      Order;

o this policy must be in force with all due Monthly Deductions paid to the exchange date;

o     this policy must be surrendered to GIAC;

o the exchange cost, if any, must be paid to the issuing company (see "Exchange Cost or Credit" below);

o     any outstanding Policy Debt must be paid to GIAC;

o the new policy will be an annual premium whole life plan then being issued by GIAC or its affiliate. GIAC's affiliate is The Guardian Life Insurance Company of America;

o     the new policy will have the same Policy Date as this policy;

o the face new policy will be for the same face amount as this policy; however, the owner may exchange a portion of this policy's face amount, subject to the following conditions:

      o the new policy's face amount may not be less than the minimum face amount under GIAC's or it's affiliate's rules;

      o the remaining policy's face amount shall not be less than the minimum face amount under GIAC's rules. If the remaining policy's face amount does not meet GIAC's requirements, then it will terminate on the date the new policy takes effect;

      o if a partial exchange is made, a pro rata portion of this policy's net cash surrender value will be withdrawn and applied to the new policy;

      o if a partial exchange is made, no further policy exchanges may be made.

o the new policy's underwriting class will be based on the underwriting classes made available by the issuing company and will be comparable to the underwriting class of the most recent in force Policy Segment of this policy; however, it will be subject to any face amount limitations then in effect;

o premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy's plan, face amount and underwriting class, and

o     the insured's Age and sex;

o the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy; and

o     the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only with the issuing company's receipt of satisfactory evidence of insurability. All riders on the new policy will be subject to the issuing company's rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy.

On or before the fifth policy anniversary, the exchange cost or credit is the greater of (a) or (b) where:

o (a) is the cumulative premiums for the new policy with an annual interest rate of 6%, less the pro-rata portion of the cumulative premiums for this policy applicable to the Face Amount exchanged with an annual interest rate of 6%; and

o (b) is the cash value of the new policy, less the pro-rata portion of this policy's Net Cash Surrender Value on the exchange date applicable to the Face Amount exchanged.

After the fifth policy anniversary, the exchange cost is equal to the cash value of the new policy less the pro-rata portion of this policy's Net Cash Surrender Value on the exchange date applicable to the Face Amount exchanged.

If this amount is greater than zero, the owner must pay the exchange cost to the issuing company. If this amount is less than zero, the issuing company will pay an exchange credit to the owner.

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of:

o the Business Day GIAC receives the owner's written request for exchange in Good Order and this policy at the Customer Service Office; or

o the Business Day the issuing company receives any exchange cost payable by the owner.


                                    Page 20                             {POL NO}

                               13. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner GIAC approves. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured's lifetime, the owner may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election subject to the following conditions:

o for death proceeds, election must be made within one year after the insured's death;

o for other proceeds, election must be made within 60 days after the proceeds become payable.

The owner may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in "Termination" on page 22, whichever is elected.

Any election must be in a written form satisfactory to GIAC. Payment options are fixed and do not vary with the performance of the variable investment options.

Options Available

o Option 1 - Proceeds Left at Interest: GIAC will hold the proceeds, making monthly interest payments. The yearly guaranteed interest rate is 3%.

o Option 2 - Payments of a Specified Amount: GIAC will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly guaranteed interest rate is 3%.

o Option 3 - Payments for a Specified Period: GIAC will make monthly payments for the number of years elected. The guaranteed monthly payments shown in the Option 3 table on page 22 include interest at 3% per year.

o Option 4 - Life Income with 10 Years Guaranteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 4 table on page 23 include interest at 3% per year.

o Option 5 - Refund Life Income: GIAC will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 5 table on page 23 include interest at 3% per year.

o Option 6 - Joint and Survivor Income with 10 Years Guaranteed: GIAC will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The guaranteed monthly payments shown in the Option 6 table on page 24 include interest at 3% per year.

The Payment Option Tables for options 4, 5 and 6 are based on the Annuity 2000 Mortality Tables (male and female), projected 20 years to the year 2020 by:

o     100% of male Scale G factors for males;

o     50% of female Scale G factors for females.

Payment Provisions

o     At least $5,000 must be applied under each option selected.

o     Each periodic payment must be at least $50.

o The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured's death.

o After an option becomes effective, it cannot be terminated for payment in one sum, unless otherwise provided.

o The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date.

o GIAC requires satisfactory proof of age of any person on whose life the option is based before any payment is made.

o Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn.


                                    Page 21                             {POL NO}

Termination

Upon termination of an option, any amount payable is:

      o     Under Option 1 or 2, any unpaid proceeds with any accrued interest.

      o Under Option 3, the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period.

      o Under Option 4, 5, or 6, the present value of any unpaid payments for the guaranteed period. This present value is derived using the interest rate which was used in computing the actual monthly payment.

                              PAYMENT OPTION TABLES
                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

                           GUARANTEED MONTHLY PAYMENT
                           FOR EACH $1000 OF PROCEEDS

--------------------------------------------------------------------------------
 Years                  1          2          3          4          5          6

Amount           $  84.47      42.86      28.99      22.06      17.91      15.14

 Years                  7          8          9         10         11         12

Amount           $  13.16      11.68      10.53       9.61       8.86       8.24

 Years                 13         14         15         16         17         18

Amount           $   7.71       7.26       6.87       6.53       6.23       5.96

 Years                 19         20         21         22         23         24

Amount           $   5.73       5.51       5.32       5.15       4.99       4.84

 Years                 25         26         27         28         29         30

Amount           $   4.71       4.59       4.47       4.37       4.27       4.18
--------------------------------------------------------------------------------


                                    Page 22                             {POL NO}

     OPTIONS 4 AND 5 - GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS

                Option 4*                  Option 5*                               Option 4*                   Option 5*
Age        Male        Female          Male       Female           Age          Male       Female          Male        Female
20         2.93          2.89          2.92         2.88            54          4.13         3.96          4.01          3.88
21         2.95          2.90          2.94         2.89            55          4.20         4.03          4.07          3.94
22         2.97          2.92          2.95         2.91            56          4.27         4.10          4.13          4.00
23         2.98          2.93          2.97         2.92            57          4.35         4.17          4.20          4.06
24         3.00          2.95          2.99         2.94            58          4.43         4.24          4.27          4.13
25         3.02          2.96          3.00         2.95            59          4.52         4.32          4.34          4.20
26         3.04          2.98          3.02         2.97            60          4.61         4.41          4.42          4.27
27         3.06          3.00          3.04         2.99            61          4.71         4.50          4.50          4.35
28         3.08          3.02          3.06         3.01            62          4.81         4.59          4.59          4.43
29         3.10          3.04          3.08         3.03            63          4.92         4.69          4.68          4.52

30         3.12          3.06          3.10         3.05            64          5.03         4.80          4.77          4.61
31         3.15          3.08          3.13         3.07            65          5.15         4.91          4.87          4.70
32         3.17          3.10          3.15         3.09            66          5.28         5.03          4.97          4.81
33         3.20          3.12          3.17         3.11            67          5.41         5.16          5.08          4.91
34         3.22          3.15          3.20         3.13            68          5.54         5.29          5.20          5.03
35         3.25          3.17          3.23         3.16            69          5.68         5.43          5.32          5.15
36         3.28          3.20          3.25         3.18            70          5.83         5.57          5.44          5.27
37         3.31          3.23          3.28         3.21            71          5.98         5.73          5.58          5.41
38         3.35          3.26          3.31         3.24            72          6.14         5.89          5.72          5.55
39         3.38          3.29          3.34         3.26            73          6.30         6.06          5.86          5.70

40         3.42          3.32          3.38         3.29            74          6.46         6.24          6.02          5.86
41         3.45          3.35          3.41         3.32            75          6.63         6.42          6.18          6.03
42         3.49          3.39          3.44         3.36            76          6.80         6.61          6.35          6.20
43         3.53          3.42          3.48         3.39            77          6.97         6.81          6.53          6.39
44         3.58          3.46          3.52         3.43            78          7.15         7.00          6.72          6.59
45         3.62          3.50          3.56         3.46            79          7.33         7.20          6.92          6.80
46         3.67          3.54          3.60         3.50            80          7.51         7.40          7.13          7.03
47         3.72          3.59          3.64         3.54            81          7.68         7.60          7.35          7.26
48         3.77          3.63          3.69         3.58            82          7.86         7.80          7.59          7.52
49         3.82          3.68          3.74         3.63            83          8.03         7.99          7.83          7.78

50         3.87          3.73          3.79         3.67            84          8.19         8.17          8.09          8.06
51         3.93          3.79          3.84         3.72            85          8.35         8.34          8.37          8.35
52         3.99          3.84          3.89         3.77
53         4.06          3.90          3.95         3.82

* Amount payable unless option is irrevocably elected before insured's death to be automatically effective for death proceeds. If option is elected before insured's death, add 2 years to annuitant's age at all ages.

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.


                                    Page 23                             {POL NO}

         OPTION 6-GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

Female                                                  Male Age
  Age          50       51      52       53       54       55       56      57       58       59
  50          3.44     3.46    3.48     3.50     3.51     3.53     3.54    3.55     3.57     3.58
  51          3.47     3.49    3.50     3.52     3.54     3.56     3.57    3.59     3.60     3.62
  52          3.49     3.51    3.53     3.55     3.57     3.58     3.60    3.62     3.63     3.65
  53          3.51     3.53    3.55     3.57     3.59     3.61     3.63    3.65     3.67     3.69
  54          3.53     3.55    3.58     3.60     3.62     3.64     3.66    3.68     3.70     3.72
  55          3.55     3.58    3.60     3.62     3.65     3.67     3.69    3.72     3.74     3.76
  56          3.57     3.60    3.62     3.65     3.67     3.70     3.72    3.75     3.77     3.79
  57          3.59     3.62    3.65     3.67     3.70     3.73     3.75    3.78     3.80     3.83
  58          3.61     3.64    3.67     3.70     3.73     3.75     3.78    3.81     3.84     3.86
  59          3.63     3.66    3.69     3.72     3.75     3.78     3.81    3.84     3.87     3.90
  60          3.64     3.68    3.71     3.74     3.78     3.81     3.84    3.87     3.90     3.94
  61          3.66     3.70    3.73     3.76     3.80     3.83     3.87    3.90     3.94     3.97
  62          3.68     3.71    3.75     3.79     3.82     3.86     3.90    3.93     3.97     4.00
  63          3.69     3.73    3.77     3.81     3.84     3.88     3.92    3.96     4.00     4.04
  64          3.71     3.75    3.79     3.83     3.87     3.91     3.95    3.99     4.03     4.07
  65          3.72     3.76    3.80     3.84     3.89     3.93     3.97    4.02     4.06     4.10
  66          3.73     3.78    3.82     3.86     3.91     3.95     4.00    4.04     4.09     4.13
  67          3.75     3.79    3.83     3.88     3.92     3.97     4.02    4.07     4.12     4.16
  68          3.76     3.80    3.85     3.89     3.94     3.99     4.04    4.09     4.14     4.19
  69          3.77     3.81    3.86     3.91     3.96     4.01     4.06    4.11     4.17     4.22
  70          3.78     3.83    3.87     3.92     3.97     4.03     4.08    4.14     4.19     4.25

Female                                                  Male Age
  Age          60       61      62       63       64       65       66      67       68       69       70
  50          3.59     3.60    3.61     3.62     3.63     3.64     3.65    3.66     3.67     3.67     3.68
  51          3.63     3.64    3.65     3.66     3.67     3.68     3.69    3.70     3.71     3.72     3.72
  52          3.66     3.68    3.69     3.70     3.72     3.73     3.74    3.75     3.76     3.76     3.77
  53          3.70     3.72    3.73     3.75     3.76     3.77     3.78    3.79     3.80     3.81     3.82
  54          3.74     3.76    3.77     3.79     3.80     3.82     3.83    3.84     3.85     3.86     3.87
  55          3.78     3.80    3.81     3.83     3.85     3.86     3.88    3.89     3.90     3.92     3.93
  56          3.81     3.84    3.86     3.87     3.89     3.91     3.93    3.94     3.96     3.97     3.98
  57          3.85     3.88    3.90     3.92     3.94     3.96     3.98    3.99     4.01     4.02     4.04
  58          3.89     3.92    3.94     3.96     3.99     4.01     4.03    4.05     4.06     4.08     4.10
  59          3.93     3.96    3.98     4.01     4.03     4.06     4.08    4.10     4.12     4.14     4.16
  60          3.97     4.00    4.02     4.05     4.08     4.11     4.13    4.15     4.18     4.20     4.22
  61          4.00     4.04    4.07     4.10     4.13     4.16     4.18    4.21     4.24     4.26     4.28
  62          4.04     4.08    4.11     4.14     4.18     4.21     4.24    4.27     4.29     4.32     4.35
  63          4.08     4.11    4.15     4.19     4.22     4.26     4.29    4.32     4.35     4.38     4.41
  64          4.11     4.15    4.19     4.23     4.27     4.31     4.35    4.38     4.41     4.45     4.48
  65          4.15     4.19    4.23     4.28     4.32     4.36     4.40    4.44     4.48     4.51     4.55
  66          4.18     4.23    4.27     4.32     4.36     4.41     4.45    4.50     4.54     4.58     4.61
  67          4.21     4.26    4.31     4.36     4.41     4.46     4.51    4.55     4.60     4.64     4.68
  68          4.25     4.30    4.35     4.40     4.46     4.51     4.56    4.61     4.66     4.71     4.75
  69          4.28     4.33    4.39     4.44     4.50     4.56     4.61    4.67     4.72     4.77     4.82
  70          4.31     4.36    4.42     4.48     4.54     4.60     4.66    4.72     4.78     4.84     4.89

+ Guaranteed monthly payments for any ages not shown will be furnished upon request.


                                    Page 24                             {POL NO}

                             14. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. GIAC relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to:

o     change this policy;

o     waive any provision of this policy or any of GIAC's requirements; or

o     waive an answer to any question in the application(s).

GIAC will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

The maximum cost of insurance rates under this policy are based on:

o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, aggregate, for Attained Ages 0 through 14; or

o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, non-smoker, for Attained Ages 15 through 19; or

o the Commissioners 1980 Standard Ordinary Mortality Table, male or female, smoker or non-smoker, for Attained Ages 20 and over.

All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age and Sex

If the Age or sex of the insured has been misstated, the amount of death benefit for the Basic Policy will be that which would be purchased by the most recent deduction for the cost of insurance charge based on the correct Age and sex; the amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges based on the correct Age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured's lifetime for 2 years from its Issue Date. If the Death Benefit Option is changed from Option 1 or Option 3 to Option 2, the amount of any increase in the death benefit will be incontestable after such increase has been in force during the insured's lifetime for 2 years from the date the change takes effect. If the Face Amount has been increased, such increase will be incontestable after it has been in force during the insured's lifetime for 2 years from the date the increase takes effect. If GIAC successfully contests a change from Death Benefit Option 1 or Option 3 to Option 2 or an increase in Face Amount, the death benefit will be the amount that would have been payable had such change or increase not taken effect.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, GIAC's liability will be limited to the greater of (a) or (b) as of the date of death, where:

o     (a) is:

      o     the sum of all premium payments made under this policy;

      less:

      o     any Policy Debt; and

      o     any partial withdrawals;

o     (b) is the Net Cash Surrender Value.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Face Amount, GIAC's liability with respect to such increase will be limited to the cost of insurance for such increase. If the insured commits suicide, while sane or insane, within 2 years from the effective date of any change from Death Benefit Option 1 or Option 3 to Option 2, GIAC's liability will be limited to the death benefit that would have been payable had such change not taken effect; GIAC will also refund to the owner any cost of insurance associated with any increase in death benefit due to such change.


                                    Page 25                             {POL NO}

Deferment

GIAC reserves the right to defer calculation and payment of this policy's benefits which are attributable to the Variable Investment Options when:

o the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings); or

o the Securities and Exchange Commission restricts trading or determines that an emergency exists; or

o a Variable Investment Option's corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, GIAC may defer:

o determination or payment of a partial withdrawal, surrender or death proceeds (GIAC may defer payment of death proceeds for up to 2 months only); or

o     determination or payment of policy loans; or

o     transfers among the Variable Investment Options; or

o     allocation of Net Premiums to the Variable Investment Options.

GIAC may defer the following transactions from the Fixed-Rate Option for up to 6 months from the Business Day GIAC receives the owner's written request in Good Order at the Customer Service Office:

o determination or payment of a partial withdrawal, surrender or death proceeds GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more; or

o     determination or payment of policy loans; or

o     transfers from the Fixed-Rate Option.

Communications with GIAC

GIAC receives all communications only at the Customer Service Office. Please include the policy number, the full names of the owner and insured, and the owner's current address in all correspondence with GIAC.

Payments by GIAC

All amounts payable by GIAC are payable at the Customer Service Office.

Statement to the Owner

GIAC will provide a written statement to the owner once each year. GIAC will send the statement soon after each Policy Anniversary.

The statement will show the following information as of the most recent Policy
Anniversary:

o     the amount of the current death benefit;

o the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options and the Fixed-Rate Option;

o     the Net Cash Surrender Value and Cash Surrender Value;

o     the premiums paid, and charges deducted since the last statement;

o     any transfers or partial withdrawals since the last statement; and

o     any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.


                                    Page 26                             {POL NO}

                                     INDEX

Subject                                                                Page

Age and Sex.............................................................25
Allocation of Net Premiums..............................................12
Assignment..............................................................10
Basis of Values.........................................................25
Beneficiary...........................................................3, 9
Changing the Face Amount.................................................8
Communications with GIAC................................................26
Continuation of Insurance...............................................17
Crediting Payments......................................................11
Death Proceeds...........................................................7
Deferment...............................................................26
Definitions..............................................................5
Dollar Cost Averaging Option............................................13
Exchange of Policy......................................................20
The Fixed-Rate Option...................................................15
Grace Period............................................................11
The Guardian Separate Account N.........................................14
Incontestability........................................................25
Investment Units.....................................................5, 15
Loan Account............................................................19
Monthly Cost of Insurance...............................................16
Monthly Deductions...................................................3, 16
No Lapse Guarantee Condition............................................11
No Lapse Guarantee Period...............................................11
Owner.................................................................3, 9
Partial Withdrawals.....................................................17
Payment Options.....................................................21, 22
Payment Option Tables...........................................22, 23, 24
Policy Account Value.........................................6, 15, 16, 17
Policy Data..............................................................3
Policy Loans............................................................18
Premium Payment.....................................................10, 11
Rights Reserved.........................................................14
Statement to the Owner..................................................26
Suicide Exclusion.......................................................25
Surrender...............................................................18
Table of Maximum Monthly Cost of Insurance Rates.........................4
Table of Death Benefit Factors...........................................4
Transaction Deductions...............................................3, 17
Transfers...............................................................12

Flexible Premium Adjustable Variable Life Insurance Policy

o     Flexible premiums payable during the Insured's lifetime

o Adjustable death proceeds payable upon the Insured's death if policy is in force

o     Investment experience reflected in benefits

o     Non-participating--No dividends payable

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